Exhibit 99 - Press release issued April 29, 2004

28470 13 Mile Road Suite 300
  Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Laurie Owens
Director of Customer Service
Phone: 810-987-2200 Ext. 2023

SEMCO ENERGY REPORTS FIRST QUARTER 2004 RESULTS

Farmington Hills, MI, April 29, 2004 - SEMCO ENERGY, INC. (NYSE: SEN) today reported net income of $7.9 million, or $0.28 per share, for the first quarter of 2004 compared to net income of $10.7 million, or $0.57 per share, for the first quarter of 2003. During the first quarter of 2004, the Company began accounting for its construction services business as a discontinued operation and has reclassified prior periods accordingly. The Company reported a net loss of $4.8 million during the first quarter of 2004 from the discontinued construction services operation, which includes a net loss from operations of $2.0 million and an estimated net loss on disposal of $2.8 million. The Company’s income from continuing operations for the first quarter of 2004 was $12.7 million, or $0.44 per share, compared to $13.5 million, or $0.72 per share, for the first quarter of 2003.

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The $0.8 million (or 5.7%) decrease in income from continuing operations during the first quarter of 2004, when compared to the first quarter of 2003, was primarily due to an increase in interest expense and a decrease in operating income, offset partially by a decrease in dividends on trust preferred securities. The increase in interest expense was caused by higher levels of long-term debt, an increase in amortization of debt costs as a result of the issuance of additional long-term debt in 2003, and new accounting pronouncements that require dividends on trust preferred securities incurred after July 1, 2003 to be reflected in interest expense.
Earnings per share from continuing operations for the first quarter of 2004 decreased by $0.28 (or 38.9%) when compared to the first quarter of 2003. This decrease was due primarily to a 53% increase in the average number of outstanding common shares.
George Schreiber, Jr., President and Chief Executive Officer, said, “SEMCO’s gas distribution business continues to perform well, providing the Company with stable earnings and cash flow. Operating income from this business was $30.2 million for the first quarter of 2004 compared to $30.5 million for the first quarter of 2003.”

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Mr. Schreiber also stated, “During the first quarter of 2004, we made considerable progress towards selling our construction services business. We still anticipate that completion of the sale will occur before year-end. With the recently announced private placement of convertible preference stock, we continue to make headway in efforts to strengthen the Company’s balance sheet and improve its credit quality in order to achieve an investment-grade profile.” Mr. Schreiber concluded by saying, “2004 will be a challenging and pivotal year for the Company. By year-end, the Company intends to be focused on our gas distribution businesses and our financial position should continue to improve. As the year progresses, the Company will be better positioned to pursue growth opportunities in these sectors.”

IMPACT OF WEATHER
Temperatures during the quarter ended March 31, 2004 were 0.9% and 2.5% colder than normal in Alaska and Michigan, respectively. During the first quarter of 2003, temperatures in Michigan were 10.9% colder than normal, while in Alaska, temperatures were 13.8% warmer than normal. The Company has estimated that the combined variations from normal temperatures in Alaska and Michigan increased net income by approximately $0.5 million during the first quarter of 2004 and increased net income by approximately $0.2 million during the first quarter of 2003.

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2004 EARNINGS GUIDANCE
The Company currently expects earnings per share for 2004 to be in the range of $0.16 to $0.20. Income from continuing operations is essentially unchanged from the estimates included in the Company’s prior guidance. However, the above guidance is lower than the Company’s previously issued earnings guidance primarily because of the $2.8 million estimated loss on the sale of the Company’s construction business, which represents a $0.10 per share decrease in the Company’s estimated 2004 EPS. The EPS estimate includes a net loss from the discontinued construction operations of $0.01 per share, which does not include the estimated loss on sale of the construction business, and assumes the sale occurs in the fourth quarter of 2004. The EPS estimate includes non-cash charges of $0.07 per share related to the early retirement of debt. This estimate also assumes normal temperatures in the Company’s gas distribution markets for the remainder of the year and assumes that the Company issues the second tranche of its convertible preference stock. Further, the estimate is dependent on the amount and timing of asset sales and debt reductions.

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BUSINESS SEGMENT RESULTS
GAS DISTRIBUTION
The Gas Distribution Business reported operating income of $30.2 million for the first quarter of 2004 compared to $30.5 million for the first quarter of 2003. The change in operating income between 2003 and 2004 was caused by a number of offsetting items. Gas transportation revenue increased by approximately $1.1 million while gas sales margin decreased by $0.7 million. Operating expenses also increased by approximately $0.6 million. The increase in operating expenses was generally caused by increases in property tax expense, commercial insurance costs and uncollectible customer accounts.
The increase in gas transportation revenue was primarily due to an increase in gas deliveries at ENSTAR. The decrease in gas sales margin was primarily caused by lower gas costs savings and the impact of recent rate orders and settlements in Michigan and Alaska, whereby rate design was modified to, among other things, lessen the impact of temperature fluctuations. Rates were changed in 2003 to include higher monthly fixed fees and lower volumetric fees. These rate design changes reduce weather risk and, when compared to the previous rate design, generally produce higher gas sales margins during the non-heating season and lower gas sales margins during the high-volume heating season.

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INFORMATION TECHNOLOGY
The operating income of the Information Technology Services Business for the first quarter of 2004 and 2003 was $0.4 million and $0.2 million, respectively. The increase in operating income during 2004 was due primarily to increased revenues and a decrease in rent expense as a result of consolidating certain operations in 2003.
Operating revenue was $2.4 million for the three months ended March 31, 2004 and $2.2 million for the three months ended March 31, 2003.

PROPANE, PIPELINES AND STORAGE
The Propane, Pipelines and Storage Business reported operating income of $0.8 million for the first quarter of 2004, compared to $0.9 million for the first quarter of 2003. The decrease was due in part to lower propane sales due to warmer temperatures in Michigan compared to 2003, and business tax refunds recorded in 2003 that did not recur in 2004. These items were offset partially by a decrease in depreciation expense.
Operating revenue was $2.7 million for the three months ended March 31, 2004 and $2.8 million for the three months ended March 31, 2003.

SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to approximately 393,000 customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas pipeline construction services, propane distribution and intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

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The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statement include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,

	2004	2003	2004	2003

Statement of Operations data

Operating revenues	$207,784	$194,653	$486,086	$434,778

Operating expenses	176,636	163,166	425,728	372,558

Operating income (loss)	31,148	31,487	60,358	62,220

Other income and (deductions)
Interest expense	(11,620)	(7,647)	(43,658)	(30,226)
Debt exchange and extinguishment costs	-	-	(24,030)	-
Other	767	736	2,185	2,443

Total other income and (deductions)	(10,853)	(6,911)	(65,503)	(27,783)

Income tax (expense) benefit	(7,576)	(8,942)	1,446	(13,294)

Minority interest - dividends on trust preferred securities, net of income taxes	-	(2,150)	(2,150)	(8,601)

Income (loss) from continuing operations	12,719	13,484	(5,849)	12,542

Income (loss) from discontinued operations, net of income taxes	(4,776)	(2,810)	(26,837)	(4,249)

Net income (loss)	7,943	10,674	(32,686)	8,293

Dividends on convertible preference stock	(62)	-	(62)	-

Net income (loss) available to common shareholders	$7,881	$10,674	$(32,748)	$8,293

Earnings per share - basic
Net income (loss) from continuing operations	$0.45	$0.72	$(0.24)	$0.67
Net income (loss) available to common shareholders	$0.28	$0.57	$(1.33)	$0.45

Earnings per share - diluted
Net income (loss) from continuing operations	$0.44	$0.72	$(0.24)	$0.67
Net income (loss) available to common shareholders	$0.28	$0.57	$(1.33)	$0.45

Cash dividends declared per share	$-	$-	$0.350	$0.500
Cash dividends paid per share	$0.075	$0.125	$0.350	$0.500

Average number of common shares outstanding
Basic	28,167	18,779	24,609	18,587
Diluted	28,823	18,779	24,609	18,587

Statement of Financial Position data at March 31, 2004

Total assets	$909,243
Cash and temporary cash investments	20,914
Short-term notes payable	-
Long-term debt	530,259
Convertible preference stock	27,643
Common shareholders' equity	183,854

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SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts)

	Three months ended		Twelve months ended
	March 31,		March 31,

	2004	2003	2004	2003

Business Segment Information

Operating revenues
Gas Distribution	$204,493	$191,263	$476,119	$425,084
Information Technology Services	2,350	2,154	9,196	9,511
Propane,Pipelines and Storage	2,698	2,827	7,786	7,647
Corporate and Other (includes intercompany eliminations)	(1,757)	(1,591)	(7,015)	(7,464)

Total operating revenues	$207,784	$194,653	$486,086	$434,778

Operating income (loss)
Gas Distribution	$30,231	$30,497	$58,956	$59,491
Information Technology Services	389	220	680	646
Propane, Pipelines and Storage	775	898	1,939	2,235
Corporate and Other (includes intercompany eliminations)	(247)	(128)	(1,217)	(152)

Total operating income	$31,148	$31,487	$60,358	$62,220

Depreciation and amortization expense
Gas Distribution	$6,455	$6,459	$25,524	$25,450
Information Technology Services	157	168	673	619
Propane, Pipelines and Storage	219	330	874	1,030
Corporate and Other	41	57	235	259

Total depreciation and amortization expense	$6,872	$7,014	$27,306	$27,358

Operating Statistics

Gas distribution:
Volumes sold (MMcf)	29,894	29,760	67,406	68,255
Volumes transported (MMcf)	14,828	12,916	53,270	45,786
Number of customers at end of period	392,831	385,508	392,831	385,508
Weather statistics:
Degree days
Alaska	4,031	3,431	9,984	9,014
Michigan	3,335	3,606	6,792	7,270
Percent colder (warmer) than normal
Alaska	.9%	(13.8)%	(2.3)%	(11.3)%
Michigan	2.5%	10.9%	.7%	8.3%

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